Exhibit 1
[RBTT LETTERHEAD]
5th March, 2008
Dear Shareholder:
By now you will have received the Directors’ Circular, which outlines the details of the proposed transaction involving RBTT Financial Holdings Limited (“RBTT”) and Royal Bank of Canada (“RBC”).
As further described in the Directors’ Circular, following the completion of the amalgamation and related transactions, an RBTT shareholder will receive, as consideration for each RBTT ordinary share held:
a)	TT$24.00 in cash (or, at the election of the RBTT shareholder, the U.S. dollar equivalent of TT$24.00); and

b)	a fractional number of RBC common shares equal to the collar exchange ratio.
RBTT shareholders are entitled to make an election to receive the U.S. dollar equivalent of the cash amount described above (TT$24.00 per RBTT ordinary share). “U.S. dollar equivalent”, as used above, means, with respect to an amount expressed in TT$, such TT$ amount divided by the simple average of (i) the volume-weighted average buying rate, and (ii) the volume-weighted average selling rate, in each case for conversion of U.S. dollars into Trinidad and Tobago dollars as publicly reported by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading days ending on the second business day immediately preceding the effective date of the amalgamation and then rounded to the nearest one tenth of one cent ($0.001).
In order for your election to be valid, the enclosed election form must be properly completed and deposited at the registered office of RBTT Trust Limited at the address set forth on this election form on or prior to April 4, 2008. We have enclosed an addressed envelope for this purpose, to which the required postage must be affixed prior to mailing. If you fail to properly complete and deposit the enclosed election form with RBTT Trust Limited on or prior to April 4, 2008 you will be deemed not to have elected to receive the cash component of the consideration described above (TT$24.00 per RBTT ordinary share) in U.S. dollars, and you will therefore receive this cash amount in Trinidad and Tobago dollars.
Yours sincerely,
P.J. July
Group Chairman

ELECTION FORM
Please indicate with an “X” in the space below if you wish to elect to receive the U.S. Dollar Equivalent of the Cash Amount. To be valid, this Election Form must be properly completed by a holder of RBTT Ordinary Shares, as reflected on RBTT’s register of members or in the records of any depository on February 18, 2008, and deposited at the registered office of RBTT Trust Limited at the address set forth below on or prior to April 7, 2008. If such holder of RBTT Ordinary Shares has not deposited a properly completed Election Form with RBTT Trust Limited on or prior to April 7, 2008, such holder shall be deemed not to have elected to receive the U.S. Dollar Equivalent of the Cash Amount, and shall therefore receive the Cash Amount in Trinidad and Tobago dollars. RBTT shareholders should refer to the “Glossary of Terms” section of the Directors’ Circular dated February 8, 2008 for the definitions of certain capitalized terms which have been used, but not defined, in this Election Form.

The undersigned, being a holder of RBTT Ordinary Shares as reflected on RBTT’s register of members or in the records of any depository on February 18, 2008, hereby irrevocably elects to receive the U.S. Dollar Equivalent of TT$24.00, such amount being the Cash Amount to be received in connection with the transactions contemplated by the Combination Agreement.

Notes:
1.	“U.S. Dollar Equivalent”, as used in this Election Form, means, with respect to an amount expressed in TT$, such TT$ amount divided by the simple average of (i) the volume-weighted average buying rate, and (ii) the volume-weighted average selling rate, in each case for conversion of U.S. dollars into Trinidad and Tobago dollars as publicly reported by the Central Bank of Trinidad and Tobago for the five (5) consecutive trading days ending on the second Business Day immediately preceding the Effective Date and then rounded to the nearest one tenth of one cent ($0.001).

2.	The currency election made in this Election Form shall be binding upon and enure to the benefit of the undersigned and the undersigned’s heirs, legal representatives and successors. This Election Form is valid only with respect to the Cash Amount to be received for RBTT Ordinary Shares held on February 18, 2008 by an RBTT Shareholder identified as such on RBTT’s register of members or in the records of any depository on such date. In the event that an RBTT Shareholder sells, assigns, transfers or otherwise disposes of all or any portion of the RBTT Ordinary Shares held by such RBTT Shareholder (the “Transferred Shares”) after February 18, 2008, the Cash Amount to be received in connection with the Transferred Shares shall be deemed to be payable in Trinidad and Tobago dollars and the Election Form shall not apply to the Transferred Shares. An Election Form shall be of no force and effect in the event that it is executed by any Person other than a holder of RBTT Ordinary Shares identified as such on RBTT’s register of members or in the records of any depository on February 18, 2008.

3.	In the case of a joint shareholder, the signature of one shareholder is sufficient but the names of all joint shareholders should be stated.

4.	If the shareholder is a corporation, this Election Form must be under its common seal or under the hand of some officer or attorney duly authorized in that behalf.

Return to:	The Registrar
RBTT Trust Limited
22-24 Victoria Avenue
Albion Plaza
Port-of-Spain, Trinidad and Tobago

Signature

Name(s) of Shareholder(s) (Block Letters)

Address of of Shareholder(s) (Block Letters)

Date
NOTICE TO UNITED STATES RESIDENTS
FOLLOWING THE COMPLETION OF THE AMALGAMATION, THERE WILL BE AN ISSUANCE OF COMMON SHARES OF RBC, WHICH IS A NON-U.S. COMPANY. THE OFFER IS SUBJECT TO DISCLOSURE REQUIREMENTS OF A FOREIGN COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. FINANCIAL STATEMENTS INCLUDED IN THE CIRCULAR HAVE BEEN PREPARED IN ACCORDANCE WITH FOREIGN ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.
IT MAY BE DIFFICULT FOR YOU TO ENFORCE YOUR RIGHTS AND ANY CLAIM YOU MAY HAVE ARISING UNDER THE FEDERAL SECURITIES LAWS, SINCE THE ISSUER IS LOCATED IN A FOREIGN COUNTRY, AND SOME OR ALL OF ITS OFFICERS AND DIRECTORS MAY BE RESIDENTS OF A FOREIGN COUNTRY. YOU MAY NOT BE ABLE TO SUE A FOREIGN COMPANY OR ITS OFFICERS OR DIRECTORS IN A FOREIGN COURT FOR VIOLATIONS OF U.S. SECURITIES LAWS. IT MAY BE DIFFICULT TO COMPEL A FOREIGN COMPANY AND ITS AFFILIATES TO SUBJECT THEMSELVES TO A U.S. COURT’S JUDGMENT.
YOU SHOULD BE AWARE THAT RBC MAY PURCHASE SECURITIES OTHERWISE THAN UNDER THE AMALGAMATION, SUCH AS IN OPEN MARKET OR PRIVATELY NEGOTIATED PURCHASES.